Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 30, 2015 (the “Effective Date”), is entered into by and between BGC Partners, L.P., a Delaware limited partnership (“BGC”), GFI Group Inc., a Delaware corporation (together with its successors and assigns, “GFI” or the “Company”), and Colin Heffron, an individual (“Executive”) (BGC, GFI and Executive collectively referred to herein as the “Parties”).

WHEREAS, Executive is currently employed by the Company pursuant to an Employment Agreement dated as of April 30, 2007, as amended by that certain Amendment No. 1 to Employment Agreement dated December 31, 2008 (as amended, the “Prior Agreement”); and

WHEREAS, BGC and the Company have entered into a Tender Offer Agreement, dated as of February 19, 2015 (the “Tender Offer Agreement”) pursuant to which the parties thereto have agreed to make certain representations, warranties, covenants and agreements in connection with BGC’s cash tender offer to purchase all of the outstanding shares of common stock of the Company (the “Offer”); and

WHEREAS, the Parties desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of Executive with the Company after the acceptance for payment of shares of the Company’s common stock pursuant to and subject to the terms of the Offer upon expiration of the Offer (the “Offer Closing”); and

WHEREAS, the Parties agree that, as of the Effective Date (as defined below), this Agreement shall supersede and replace the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

1.                                    Nature of Employment.

(a)        The Company hereby agrees to continue to employ Executive as a full-time employee in the position of CEO of the GFI Brand (as defined below) and Executive accepts such continued employment, on the terms and conditions set forth in this Agreement, for the Term (as defined in Section 2 below) of this Agreement.  Throughout the Term, Executive will be responsible for globally managing the GFI Brand and such senior executives globally as directed or designated, respectively, by Shaun Lynn (or his successor or designee) with a focus on the business of the GFI Brand, will ultimately report to Shaun Lynn (or his successor or designee), and will perform and discharge well and faithfully such duties and functions as may be assigned to him from time to time by Shaun Lynn (or his successor or designee) in his discretion in connection with the conduct of the Company’s and BGC’s business, including with respect to any Affiliate (as defined below).  Executive shall have such authority as granted to him by the then-Chairman of BGC (or his designee). If Executive is elected or appointed an officer or director of the Company or any of its Affiliates during the period of Executive’s employment with the Company, Executive will serve in such capacity without additional compensation.  For purposes of this Agreement, “GFI Brand” means, as applicable, (i) the inter-dealer brokerage business, as conducted by the Company and its subsidiaries (the “IDB Business”), or (ii) the IDB Business, operating as a GFI-branded division of either BGC or an Affiliate of BGC.

(b)        From the Effective Date through the closing of the Back-End Mergers pursuant to Section 5.16 of the Tender Offer Agreement, Executive agrees to serve as a director of the Company, provided that if the Election (as defined in the Tender Offer Agreement) is not made by the expiration of the Election Period (as defined in the Tender Offer Agreement), Executive shall immediately resign his position as director of the Company.

(c)        During the period of Executive’s employment with the Company, Executive:  (i) will devote 100% of his employment energies, interests, abilities and time to the performance of his duties and shall not, without the written consent of Shaun Lynn (or his successor or designee), render to others any service of any kind for compensation; (ii) will not render services to any business activity that is directly or indirectly competitive with any business conducted by the Company, BGC or any of their respective Affiliates; (iii) will observe and carry out such rules, regulations, policies, directions and restrictions as may be established from time to time by the Company, including but not limited to the policies, practices and procedures of the Company as in effect from time to time; (iv) will promote the best interests of the Company, BGC and their respective Affiliates, and will not, either during or outside of normal business hours, directly or indirectly, engage in any activity inimical to such best interests; and (v) will do such traveling as may be reasonably required in connection with the performance of such duties and responsibilities consistent with such traveling requirements prior to the execution of this Agreement and/or as appropriate as CEO of the GFI Brand.

(d)        Executive may serve on corporate, civic and/or charitable boards with the consent of Shaun Lynn (or his successor or designee), provided that Shaun Lynn (or his successor or designee) may require Executive to resign any or all such board seats if he reasonably believes such board participation conflicts with Executive’s role with the Company, BGC or any of their respective Affiliates or is otherwise too time-consuming or distracting to Executive.

(e)        Executive acknowledges that this Agreement contains restrictive covenants, and Executive agrees to comply with these provisions.  Executive understands that entering into and complying with these provisions is a condition to Executive’s continued employment and that failure to comply with the restrictive covenants may result in termination for Cause under this Agreement pursuant to Section 10 and in other harm and damages to the Company, BGC and any of their respective Affiliates.

2.                                    Term of Employment.

The term of this Agreement shall commence on the Effective Date and shall continue through October 1, 2018 (or such later date as may be mutually agreed by the Parties in writing, which writing must be signed by an authorized officer of the Company and BGC), subject to reduction to the extent earlier terminated as specified in Section 10 below (such period referred to herein as the “Term”).

3.                                    Compensation and Benefits.

For the full and faithful performance of the services to be rendered by Executive and in consideration of Executive’s obligations under this Agreement, provided Executive is not in breach of this Agreement, the Company shall pay to Executive and Executive shall be entitled to receive:

(a)                               Base Compensation.  As compensation for his services to be rendered hereunder, during the Term and retroactive to April 1, 2015, the Company shall pay to Executive a base salary at the rate of $1,000,000 per annum (the “Base Salary”), prorated for any partial year of service, which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, provided, however, that if, by reason of disability, Executive is incapable of performing his normal duties and responsibilities hereunder, with or without a reasonable accommodation, for a period in excess of any ninety (90) calendar days during any twelve (12) month period, then the Company shall have no obligation to pay Executive the Base Salary for the period, in excess of such ninety (90) calendar days, during which Executive is incapable of performing his normal duties and responsibilities hereunder. The Company will provide Executive with a catch-up payment in an amount equal to the difference between (i) the Base Salary payments Executive would have received had he been paid at the rate set forth in this Section 3(a) during the period commencing on April 1, 2015 and ending on the Effective Date and (ii) the actual salary payments made to Executive during such period, payable in a lump sum on a regular payroll date as soon as practicable following the Effective Date.

(b)                              Bonus.  From the Effective Date through October 1, 2018, the Company shall pay Executive a bonus of $1,500,000 (the “Bonus”) per fiscal year of BGC Partners, Inc. (“BGCP”), prorated for any partial fiscal year of service, which Bonus shall (to the extent that, at the time of payment of such Bonus, Executive could reasonably be expected to be a “covered employee” as defined under Section 162(m) of the Code) be determined and payable under any then applicable incentive plan in a manner intended to cause such Bonus to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code. Any Bonus payment as provided in the preceding sentence shall be paid (i) entirely in cash if Distributable Earnings (as defined in the Tender Offer Agreement) for the corresponding Earnings Period (as defined in the Tender Offer Agreement) is less than $45,000,000, or (ii) two-thirds in cash and one-third in the form of partnership equity (such one-third, the “Annual Equity Award”) if Distributable Earnings  for the corresponding Earnings Period is equal to or greater than $45,000,000.  Each Annual Equity Award, if any, will be made in the form of a combination of REUs and PREUs having a combined aggregate Post-Termination Amount (as defined in the Agreement of Limited Partnership of BGC Holdings, L.P. (“BGCHLP”) amended and restated as of March 31, 2008, as amended from time to time (the “BGC Partnership Agreement”)) equal to $500,000 on an annualized basis (which will be prorated in the event of any partial fiscal year), as determined and administered in accordance with the then-current practices of BGCP. The ratio of REUs to PREUs in each award shall be consistent with the then-current ratio in which equity units are distributed to BGC’s senior executives based in the U.S.  Each Annual Equity Award, if any, shall be fully vested on issuance.  Such Annual Equity Awards, if any, shall only be forfeitable if Executive violates the Covenants (as defined below). Receipt by Executive of each Annual Equity Award (if any) shall be subject to the terms of the BGC Partnership Agreement and the BGCHLP Participation Plan, as amended from time to time, and any applicable award agreement thereunder, which shall be generally consistent with the terms of regular compensatory awards of the same partnership unit types, except as specifically provided in this Section 3(b).

Notwithstanding anything to the contrary above, if, by reason of disability, Executive is incapable of performing his normal duties and responsibilities hereunder, with or without a reasonable accommodation, for a period in excess of any ninety (90) calendar days during any twelve (12) month period, then the Company may reduce the Bonus pro-rata based on the period, in excess of such ninety (90) calendar days, during which Executive is incapable of performing his normal duties and responsibilities hereunder.

(c)                               Discretionary Bonus.  The Company may pay Executive a discretionary bonus, in such an amount, on such terms and at such time as may be determined by the Company in its sole and absolute discretion (the “Discretionary Bonus”), it being specifically understood that the Discretionary Bonus, if any, shall be paid in non-cash and/or such other form of equity as determined by the Company in its sole and absolute discretion, provided that if Executive’s total aggregate compensation for any given year (including his Base Salary, Bonus and Discretionary Bonus) is greater than $2,500,000 in the aggregate, Executive will receive 25% of his total annual compensation in the form of equity awards in BGC or any of its Affiliates (except in such cases where such percentage needs to be less than 25% so that the total annual compensation is the same but Executive still receives at least $2,000,000 of Executive’s total annual compensation in cash). For avoidance of doubt, any DE Bonus paid to Executive pursuant to the Non-Competition and DE Bonus Award Agreement to be entered into between Executive and BGC Partners, Inc. (the “DE Bonus Award Agreement”) and any consideration paid to Executive in connection with the Back-End Mergers pursuant to Section 5.16 of the Tender Offer Agreement shall not be considered for purposes of determining whether Executive’s total aggregate annual compensation is greater than $2,500,000 for purposes of this Section 3(c).

(d)                             Fringe Benefits.  During the Term, the Company shall also make available to Executive the following benefits and perquisites: (i) payment for the costs of Executive’s dedicated car and driver on terms substantially similar to those in place on the date hereof, (ii) access to use of the Company’s then-current corporate apartment in New York, New York that may be made available to other GFI executives from time to time, (iii) continued use of his current or another suitable office located in New York, New York, and (iv) a full-time personal secretary, in each case consistent with his current arrangements, provided, however, that the Company shall not have to pay costs of Executive’s dedicated car and driver in excess of $135,000 in any calendar year of the Term, and further provided that if, by reason of disability, Executive is incapable of performing his normal duties and responsibilities hereunder, with or without a reasonable accommodation, for a period in excess of any ninety (90) calendar days during any twelve (12) month period, then the Company shall have no obligation to provide the benefits and perquisites set forth in clauses (i) through (iv) for the period, in excess of such ninety (90) calendar days, during which Executive is incapable of performing his normal duties and responsibilities hereunder.  Executive shall further be entitled to paid vacation, holidays, personal days and sick days in accordance with the Company’s standard policies and procedures in effect from time to time; provided, however, Executive shall be entitled to four weeks of vacation per year; and further provided that nothing herein contained shall be deemed to require the Company to adopt, maintain or continue in effect any particular plan, policy or procedure.

(e)                               Expenses.  During the Term, the Company shall reimburse Executive in accordance with applicable Company policy in effect from time to time, for normal, reasonable and approved out-of-pocket business expenses incurred by Executive in connection with the performance of his duties and responsibilities hereunder; provided that Executive submits documentation reasonably required by Company expense reimbursement policies and procedures in effect and as amended from time to time.

(f)                                Withholding.  All amounts of compensation payable to Executive under this Agreement shall be subject to, and paid after reduction for, any and all required deductions or withholdings for federal, state, local and foreign income tax withholding, Social Security, Medicare, unemployment or other similar government benefit or insurance contributions, and any other deductions or withholdings required by law or authorized by Executive.

4.                                    Assignment of Inventions and Intellectual Property.

(a)                               The term “Proprietary Rights” means all trade secrets, trademarks, service marks, patents, copyrights, mask works and other intellectual property rights throughout the world.  The term “Inventions” means all Proprietary Rights, inventions, ideas, processes, formulas, source and object codes, data, programs, technology, writings, software programs, other works of authorship, know-how, discoveries, developments, designs, schematics, manuals, drawings, techniques, employee suggestions, development tools, computer printouts, or any claim of rights (or any related improvements or modifications to the foregoing).

(b)                              Subject to Sections 4(c) and 4(d), Executive hereby assigns and agrees to assign in the future (when any such Invention or Proprietary Right is first reduced to practice or first fixed in a tangible medium, as applicable) to the Company, BGC or any of their respective Affiliates, as applicable, all right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during or at any time after the period of employment with the Company, which (i) relate to methods, designs, brokerage or other products, trading systems and screens or any other processes which relate to or pertain to the actual or anticipated business, functions, operations, research or development of the Company, BGC or any of their respective Affiliates, (ii) arise (wholly or partly) from Executive’s efforts during any time that Executive is employed by the Company or utilizing any physical or intellectual property owned by the Company, BGC or any of their respective Affiliates, or (iii) is based on any information or knowledge gained by Executive through his employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section, are hereinafter referred to as “Company Inventions.”

(c)          During Executive’s period of employment, and for twelve (12) months thereafter, Executive will promptly disclose to the Company, fully and in writing, all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others.  In addition, Executive will promptly disclose to the Company all patent applications filed by Executive or on his behalf within twelve (12) months after termination of employment.

(d)          Executive also agrees to assign all right, title and interest in and to any particular Company Invention to a third party as directed by the Company.

(e)          Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment with the Company and which may be protected by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C. Section 101) and are the property of the Company, BGC or any of their respective Affiliates, as applicable, without limitation which shall own all rights of copyright therein including the sole and exclusive right to reproduce such works in multiple copies of distribution or sale to the public and to create and exploit derivative works based thereon.

(f)          Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of employment. To the extent the Company requests Executive’s assistance after the termination of his employment, the Company shall, to the extent possible, reasonably consider Executive’s material pre-exiting scheduling commitments in connection with such request.

5.                                    Restrictive Covenants.

(a)                               General. Executive covenants and agrees that he shall not, at all times while employed by the Company, BGC, BGCP or any of their Affiliates (collectively, the “BGCP Group”) and for a period immediately following the termination of Executive’s employment for any reason lasting for the longer of seven (7) years after the termination of Executive’s employment or through October 1, 2025 (collectively, the “Restricted Period”), directly or indirectly, alone or by action in concert with others (including with or through any Representative):

(i)                                  solicit, induce, or influence, or attempt to solicit, induce or influence, any partner, employee or consultant of BGCP or any of its Affiliates (which, for avoidance of doubt, include, without limitation, the Company and any Affiliates thereof), or any member of the Cantor Group (as defined herein) to terminate their employment or other business arrangements with BGCP or any of its Affiliates or any member of the Cantor Group, or to engage in any Competing Business or hire, employ, engage (including as a consultant or partner) or otherwise enter into a Competing Business with any such Person;

(ii)                              solicit any of the customers of BGCP or any of its Affiliates, or any member of the Cantor Group (or any of their employees), induce such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, BGCP or any of its Affiliates or any member of the Cantor Group;

(iii)                          do business (if such business would constitute a Competing Business) with any person who was a customer of BGCP or any of its Affiliates or any member of the Cantor Group during the twelve (12) month period prior to the applicable date during the Restricted Period on which a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement;

(iv)                          directly or indirectly engage in, represent in any way, or be connected with, any Competing Business, competing with the business of BGCP or any of its Affiliates or any member of the Cantor Group, whether such engagement shall be as an officer, director, owner, employee, partner, consultant, Affiliate, investor, creditor or other participant in any Competing Business;

(v)                              assist others in engaging in any Competing Business in the manner described in the foregoing clause (iv);

(vi)                          take any action that results directly or indirectly in revenues or other benefit for Executive or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (ii) through (v) above;

(vii)                      make  or  participate  in  the  making  of  (including  through  any  of Executive’s Representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding (A) BGCP, any member of the Cantor Group or any of their Affiliates, or (B) the senior executive officers of  BGCP, any member of the Cantor Group or any of their Affiliates, or are otherwise contrary to the interests of BGCP, any member of the Cantor Group or any of their Affiliates, as determined by the General Partner in its sole and absolute discretion;

(viii)                  breach Executive’s duty of loyalty to the Partnership (as defined below);

(ix)                          take advantage of, or provide another person with the opportunity to take advantage of, a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation) including opportunities related to intellectual property, which for this purpose shall require granting BGC Partners, LLC (the “General Partner”) a right of first refusal for the General Partner to acquire any assets, stock or other ownership interest in a business being sold by Executive or any Affiliate of Executive, if an investment in such business would constitute a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation), that has not been presented to and rejected by the General Partner or that the General Partner rejects but reserves for possible further action by the General Partner in writing, unless otherwise consented to by the General Partner in writing in its sole and absolute discretion; or

(x)                              otherwise take any action to harm, that harms, or that reasonably could be expected to harm BGCP or any of its Affiliates, or any member of the Cantor Group, including, without limitation, any breach of the provisions of Section 5(c) below.

(b)                              Notwithstanding the foregoing, nothing in this Section 5 shall prohibit Executive from acquiring or owning, in accordance with BGCP’s policies and procedures regarding personal securities transactions (for so long as Executive is an employee of BGCP or one of its Affiliates), less than one percent (1%) of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market.

The determination of whether Executive breaches any of the conditions, obligations and covenants (the “Covenants”) set forth in Section 5(a) or Section 5(c) shall be made in good faith by the then-Chairman of BGCP (or his designee).

(c)                               Confidentiality.

(i)      In addition to any other obligations set forth in this Agreement, Executive recognizes that confidential information has been and will be disclosed to such Executive by the Partnership (as defined herein) and members of the BGCP Group (including but not limited to the Company and the GFI Brand). Executive expressly agrees, at all times on and after the date of this Agreement, whether or not at the time a member of the Partnership (a “Partner”) or providing services to the Partnership, any member of the BGCP Group (including, without limitation, as an employee of the Company and the GFI Brand), to (A) maintain the confidentiality of, and not disclose to any Person without the prior written consent of BGCP, any financial, legal or other advisor to BGCP, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its Affiliates (including the Company and the GFI Brand) or any dispute that shall not be generally known to the public or the securities industry and (B) not to use such confidential information other than for the purpose of evaluating such Executive’s investment in the Partnership, if applicable, or in connection with the discharge of any duties to the Partnership or any member of the BGCP Group (including the Company and the GFI Brand) Executive may have in such Executive’s capacity as an officer, director, employee or agent of any member of the BGCP Group (including the Company and the GFI Brand).

(ii)      In the event that any third party requests information from Executive (whether during the period in which Executive is a Partner or otherwise during the Restricted Period), regarding any matter related to Executive’s employment by any member of the BGCP Group (including the Company and the GFI Brand) or Executive’s role as a Partner, as the case may be, Executive will promptly contact and notify the General Counsel of BGCP before responding to such requests for information, so that BGCP may take appropriate action to protect the Partnership’s and the BGCP Group’s interests. However, Executive shall not have any obligation to contact and notify the General Counsel of BGCP prior to any such timely discussions between Executive and his or her legal counsel or his or her certified public accountant.

(iii)     In the event that Executive is subpoenaed, or asked, to testify as a witness or to produce documents in any legal or administrative or other proceeding related to the Partnership or any member of the BGCP Group (whether during the period in which Executive is a Partner or otherwise during the Restricted Period), or otherwise required by law to disclose confidential information, Executive will promptly notify the Partnership and BGCP of such subpoena or request and meet with Partnership Representatives for a reasonable period of time prior to any such appearance or production.

(iv)     So long as Executive shall have complied with his or her obligations under clauses (ii) and (iii) of Section 5(c), if, after a reasonable period after Executive notifies the Partnership and BGCP of any request or subpoena, the Partnership and BGCP are not able to obtain a protective order or other appropriate protection of such information, then Executive may make such disclosures, notwithstanding any other restrictions contained in this Agreement.

(d)                             Definitions.  Defined terms used but not otherwise defined in this Section 5 or otherwise in this Agreement shall have the meanings given to them in the Tender Offer Agreement.  For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, at the time of determination, another Person, whether now existing or hereafter arising, that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether though the ownership of voting securities, by contact, as trustee or executor or otherwise.

“Cantor Group” means, collectively, Cantor Fitzgerald, L.P., a Delaware limited partnership, its subsidiaries, and the limited and general partnerships, corporations or other entities owned, controlled by or under common control with BGCP or BGC Holdings, L.P., a Delaware limited partnership (the “Partnership”).

“Competing Business” means an activity that (w) involves the development and operations of voice, hybrid or electronic trading systems, (x) involves the conduct of the wholesale or institutional brokerage business, (y) consists of marketing, manipulating or distributing financial price or other information of a type supplied by BGCP or any of its Affiliates or any member of the Cantor Group to information distribution services or (z) competes with any other business conducted by BGCP or any of its Affiliates, or any member of the Cantor Group if such business was first engaged in by BGCP or any of its Affiliates or any member of the Cantor Group or BGCP or any of its Affiliates or any member of the Cantor Group took substantial steps in anticipation of commencing such business and prior to the applicable date during the Restricted Period that a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement; including, for the avoidance of doubt, on and after the Offer Closing Date, any business activity, wholly or partly, in the same or similar business operated by (including providing services or products similar to or that compete with the products and/or services offered or contemplated by) the Company and its Affiliates (including the GFI Brand), or any such business which is contemplated by the Company or its Affiliates for which the Company or any Affiliate has taken preparatory steps at the later of the Determination Date or the date Executive ceases to provide services to the BGCP Group (including without limitation the GFI Brand).

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person, including immediate family members.

6.                                    Severability of Covenants.

The Covenants contained in Section 5 shall be construed as a series of separate covenants. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then the Parties agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 5 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then the Parties agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

7.                                    Executive Acknowledgements and Further Agreements.

(a)                               Executive acknowledges that (i) Executive has a substantial interest in the Company and is a key employee of the Company; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Offer Closing is an integral component of the value of the Company to BGCP and is reflected in the consideration payable in connection with the Offer Closing; and (iii) Executive’s agreement as set forth herein is necessary to preserve the value of the Company for BGCP following the Offer Closing. Executive also acknowledges and agrees that the provisions of this Agreement, specifically including of Section 5, are reasonable in scope and duration and are necessary to protect the interests of BGCP and the Company, including, without limitation, because, among other things: (A) the Company and BGC are engaged in a highly competitive industry; (B) Executive has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the GFI Brand; and (C) Executive believes that this Agreement provides no more protection than is reasonably necessary to protect BGCP’s legitimate interest in the goodwill, trade secrets and confidential information of the Company.

(b)                              Executive further acknowledges and agrees that BGCP may condition the receipt of any award of Partnership units upon: (i) the execution of a release of claims against the BGCP Group, substantially in the form that Partners are required to execute pursuant to Section 12.02(k) of the BGC Partnership Agreement; and (ii) the receipt of a certification, in form and substance reasonably acceptable to BGCP and consistent with any such certification required of any other Partner pursuant to Section 12.02(c)(vii) of the BGC Partnership Agreement, that such Person has not engaged in any of the activities described in Section 5, and that Executive shall be liable for all damages (including any payments received in respect of any BGC Partnership Award under the BGC Partnership Agreement made as a result of a false certification) resulting from the inaccuracy of any such certification, consistent with the provisions of Section 12.02(c)(vii) of the BGC Partnership Agreement. Executive further agrees that execution of this Agreement shall be deemed to constitute execution of the BGC Partnership Agreement as a Partner, effective as of the Determination Date.

8.                                    Remedies.

Notwithstanding Section 17(d) below, the Parties agree that any remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of any of the Covenants (to be determined in the good faith determination of the then-Chairman of BGCP (or his designee)), at any time during the Restricted Period, BGCP and its Affiliates shall be entitled to an injunction restraining Executive from breaching or otherwise violating any provision of this Agreement without proof of special damages or the posting of any bond or other security, as well as all other legal and equitable remedies. Executive agrees not to oppose the granting of injunctive or other equitable relief as a remedy and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Nothing herein contained shall be construed as prohibiting BGCP or any of its Affiliates from pursuing any other remedies available to it for such breach or threatened breach during the Restricted Period, including, without limitation, the immediate termination of all of Executive’s rights under this Agreement (including the forfeiture by Executive of any REUs and PREUs delivered to Executive under this Agreement or the BGC Partnership Agreement and immediate cessation of Executive as a Partner without consideration in respect thereof), the immediate return by Executive to BGCP of any REUs and PREUs (or the value thereof) or any other BGC Partnership Award or cash or BGCP Shares transferred to Executive under this Agreement or any BGCP equity incentive plan, and the recovery of damages from Executive generally. In addition, if Executive is determined to have breached any of the Covenants at any time during the Restricted Period, Executive shall indemnify BGCP and its Affiliates for and pay any resulting attorney’s fees and expenses of BGGP and its Affiliates incurred to enforce any of the terms of this Agreement.

Executive’s eligibility to receive any applicable merger consideration in connection with the Back-End Mergers described in Section 5.16 of the Tender Offer Agreement (the “Back-End Merger Consideration”) shall be governed by the Tender Offer Agreement and any related agreements and provisions referenced therein but not this Agreement per se, provided that, for avoidance of doubt, (i) if Executive breaches any of the Covenants prior to his receipt of the Back-End Merger Consideration to be paid to him pursuant to Section 5.16 of the Tender Offer Agreement, then neither BGCP nor any of its Affiliates shall have any obligation to pay the Back-End Merger Consideration to Executive, and (ii) if Executive was in full compliance with all of the Covenants, and otherwise eligible to receive the Back-End Merger Consideration, at the time the Back-End Merger Consideration was paid to him, but later breaches any of the Covenants, then BGCP and its Affiliates shall be entitled to such equitable and/or legal relief available to it/them for such breach, but shall not have the right to rescind the Back-End Merger Consideration.

9.                                    Non-Exclusivity.

The rights and remedies of BGCP and its Affiliates hereunder are not exclusive of or limited by any other rights or remedies that BGCP and its Affiliates may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of BGCP and its Affiliates hereunder, and the obligations and liabilities of Executive hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

This Agreement does not limit Executive’s obligations or the rights of BGCP or any of its Affiliates under the terms of any other agreement between Executive and BGCP or any of its Affiliates.

10.                            Termination of Employment.

(a)                               The Term and Executive’s employment (i) may be terminated by the Company at any time with Cause in accordance with Section 10(d) or without Cause or due to Executive’s Disability (as defined herein), and (ii) shall automatically terminate upon Executive’s death.  Upon any termination of Executive’s employment, Executive agrees to automatically resign, and is deemed to have automatically resigned from, all positions with the Company, BGC and any of their respective Affiliates, including as a member of any applicable board of directors.

(b)                              In the event the Term and Executive’s employment is terminated prior to October 1, 2018 by the Company without Cause as determined by the then-Chairman of BGCP (or his designee), (i) the Company shall continue to pay Executive the Base Salary and Bonus, in each case through October 1, 2018, at the same time as the Base Salary and Bonus would have been paid had the Company not terminated Executive without Cause, provided that such payments shall not commence until the conditions in Section 10(f) have been satisfied and the first payment following such conditions having been satisfied shall include all unpaid amounts that would otherwise have been paid to Executive during the period beginning on the termination of Executive’s employment and ending on the date of the first payment, and (ii) Executive shall be entitled to receive a lump sum severance payment of $4,800,000 (the “Severance Payment”), payable within thirty (30) days following such termination of employment or, if later, such later date as set forth in Section 10(f), further provided that, in each case, if Executive violates the Covenants (y) prior to payment of any amounts (or any portion thereof) pursuant to this Section 10(b), then Executive will forfeit all right to receive any further amounts pursuant to this Section 10(b), and (z) after the payment of any amounts (or any portion thereof) pursuant to this Section 10(b), then Executive shall be obligated to repay an amount equal to the sum of (A) the net after-tax amount of all amounts paid to Executive pursuant to this Section 10(b) and (B) the amount of the potential tax benefit to Executive as a result of such repayment, if any (it being understood that Executive shall be obligated to claim a deduction in respect of such repayment to the extent he is permitted to do so under applicable tax laws). Executive acknowledges that the payments set forth in this Section 10(b) are additional consideration for his compliance with the Covenants.

(c)                               In the event the Term and Executive’s employment is terminated after October 1, 2018 either by Executive for any reason or by the Company or BGC without Cause, as determined by the then-Chairman of BGCP (or his designee), Executive shall be entitled to receive the Severance Payment, payable within thirty (30) days following such termination of employment or, if later, such later date as set forth in Section 10(f), provided, however, that if Executive violates the Covenants (i) prior to payment of the Severance Payment, then Executive will forfeit all right to receive the Severance Payment, or (ii) after the payment of the Severance Payment, then Executive shall be obligated to repay an amount equal to the sum of (x) the net after-tax amount of the Severance Payment and (y) the amount of the potential tax benefit to Executive as a result of such repayment, if any (it being understood that Executive shall be obligated to claim a deduction in respect of such repayment to the extent he is permitted to do so under applicable tax laws). Executive acknowledges that the Severance Payment above is additional consideration for his compliance with the Covenants.

(d)                             In the event the Term and Executive’s employment is terminated by the Company for Cause, (i) the Company shall pay Executive the amount of Executive’s accrued but unpaid Base Salary and expenses with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid, and (ii) all unvested restricted stock units of GFI, and, if Executive has breached any of the Covenants set forth in Section 5 above or any restrictive covenants set forth in any other agreement with the Company, BGC, or any of their Affiliates, REUs, PREUs and any other equity will terminate and be forfeited by Executive immediately upon termination, and (iii) the Company shall have no other or further obligation to Executive hereunder, including without limitation any obligation to make severance payments (including, without limitation, the Severance Payment) or payments in respect of any Bonus, Annual Equity Award (if any) or otherwise.

(e)                               In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay Executive (or his personal representative as the case may be): (i) the amount of Executive’s accrued but unpaid Base Salary and expenses with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid; (ii) Bonus for the prior year, if any, that the Company has declared that Executive has earned but which has not yet paid; (iii) a lump sum cash payment equal to Executive’s pro-rated Bonus based on the number of days of the current fiscal year Executive has been employed by the Company divided by 365; (iv) continued medical coverage at active-employee rates for two years or, if earlier, until Executive receives subsequent employer-provided coverage; (v) the amount of any benefits as are payable to Executive (or his personal representative) by reason of such death or Disability under the terms of any employee plan or insurance program maintained by the Company and in which Executive was a participant; and (vi) immediate vesting of any outstanding restricted stock units of GFI upon Executive’s termination of employment by reason of his death or vesting of any outstanding RSUs at the time such RSUs would otherwise have vested upon Executive’s termination of employment by reason of his Disability.  In addition to the foregoing, in the event the Company terminates Executive’s employment by reason of Executive’s Disability, as determined by the then-Chairman of BGCP (or his designee), Executive shall be entitled to receive the Severance Payment, payable within thirty (30) days following the date on which the Term would have expired absent such termination by reason of Disability or, if later, such later date as set forth in Section 10(f), provided, however, that if Executive violates the Covenants (i) prior to payment of the Severance Payment, then Executive will forfeit all right to receive the Severance Payment, or (ii) after the payment of the Severance Payment, then Executive shall be obligated to repay an amount equal to the sum of (x) the net after-tax amount of the Severance Payment and (y) the amount of the potential tax benefit to Executive as a result of such repayment, if any (it being understood that Executive shall be obligated to claim a deduction in respect of such repayment to the extent he is permitted to do so under applicable tax laws). Executive acknowledges that the Severance Payment above is additional consideration for his compliance with the Covenants.

(f)                                Any amount payable or benefit provided to Executive pursuant to this Section 10, other than accrued but unpaid Base Salary, shall be paid or provided to Executive only in the event that he executes, delivers and does not revoke a release of claims agreement substantially in the form attached hereto as Exhibit A, and any revocation period with respect to such release shall have expired, in each case within sixty (60) days of the date of termination.

Subject to the foregoing sentence, any payments made pursuant to this Section 10 that (i) constitute “deferred compensation” for purposes of Code Section 409A shall, subject to Section 18 hereof, be made on the first regularly scheduled payroll date after the sixtieth (60th) day following Executive’s termination of employment, or (ii) do not constitute “deferred compensation” for purposes of Code Section 409A shall be made in accordance with the timeframe set forth in the applicable subsection of this Section 10 or, if later, as soon as practicable after the conditions in the first sentence of this Section 10(f) have been fully satisfied.

(g)                              For purposes of this Agreement:

(i)                                  The Company may terminate the Term and Executive’s employment for “Cause” if, after giving Executive notice and an opportunity to be heard, the then-Chairman of BGCP (or his designee) determines in good faith that any of the following has occurred: (i) Executive’s willful and continued failure to substantially perform his material duties for the Company (other than due to disability with respect to which Executive has provided reasonably adequate and timely notice to the Company and BGC) after written notice specifying such failure and the manner in which Executive may rectify such failure in the future, if rectifiable, (ii) Executive’s breach of any material term of this Agreement that is not cured within 30 days of written notice from the Company, (iii) Executive’s engaging in willful, intentional misconduct that has resulted in damage to the Company’s, BGC’s or any of their respective Affiliate’s business or reputation, (iv) Executive having been indicted or convicted of, or pleaded guilty or nolo contendere to, a felony or other crime of moral turpitude, (v) Executive having engaged in fraud against the Company, BGC or any of their respective Affiliates or having intentionally misappropriated Company, BGC or any of their respective Affiliates property or breached any fiduciary duty owed to the Company, BGC or any of their respective Affiliates that has a detrimental effect on the Company’s, BGC’s or any of their respective Affiliates’ reputation or business, (vi) a failure by Executive to comply with a material written employment policy or rule of the Company that are not cured within 30 days of written notice from the Company, (vii) Executive’s unreasonable obstruction or impeding of, or failure to cooperate with, any investigation authorized by the Company or BGC or any governmental or self-regulatory entity, (viii) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or becoming subject to any cease and desist order with respect to such action (regardless of whether Executive admits or denies liability), or (ix) Executive’s failure to maintain any and all licenses necessary to the performance of the duties described in Section 1(a) above. For purposes of the foregoing sentence, any act or omission by Executive done pursuant to the written direction of Shaun Lynn or his successor shall be deemed to be done in good faith and in the best interest of the Company.

(ii)                              The Company may terminate the term and Executive’s employment due to “Disability” meaning in the event any physical or mental illness, disability or impairment that, after reasonable accommodation (if any), has prevented Executive from continuing the performance of Executive’s normal duties and responsibilities hereunder for a period in excess of 210 consecutive days or of 270 non-consecutive days within any 18 month period; provided, that any RSUs shall only vest pursuant to Section 10(e) if the then-Chairman of BGCP (or his designee) determines, in his sole and absolute discretion that Executive was Disabled.

(h)                              Amounts payable to Executive pursuant to this Section 10 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of employment by, or other relationship with, the Company, BGC or any of their respective Affiliates.

11.                            Parachute Payments.

In the event any payments to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to an excise tax imposed pursuant to Section 4999 of the Code, Executive’s severance benefits will be provided either in full or to such lesser extent which would result in no portion of such benefits being subject to such excise tax, whichever results in Executive receiving the greatest amount of severance benefits on an after-tax basis (notwithstanding that all or some portion of such benefits may be subject to such excise tax).  In the event Executive’s severance benefits are required to be reduced, such reduction shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order, beginning with the “parachute payment” with the highest Parachute Payment Ratio.  “Parachute payments” with the same Parachute Payment Ratio shall be reduced based on the payment dates of such “parachute payments,” with amounts having later payment dates being reduced first.  “Parachute payments” with the same Parachute Payment Ratio and the same payment dates shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with lower Parachute Payment Ratios.  For purposes of this Section, the term “Parachute Payment Ratio” means a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Code Section 280G and the denominator of which is the intrinsic value of such “parachute payment.

12.                            No Conflicting Obligations; No Conflicting Agreements.

Executive represents and warrants to the Company that (i) Executive is not a party to or subject to any other binding covenants, contracts, agreements, arrangements, employee manuals or other writings regarding his employment with any third party, (ii) Executive has the ability and the authority to enter into this Agreement, (iii) entering into and performing under this Agreement will not violate any agreement between Executive and any third party, and (iv) there exist no obligations to any third party that will restrict Executive’s performance of his duties to the Company, BGC or any of their respective Affiliates under this Agreement.

13.                            Notification of New Employer.

Prior to accepting any other employment during the Restricted Period, Executive shall notify his potential new employer of those of his obligations which are continuing under this Agreement after the termination thereof.

14.                            Notices.

Any notice, request or other communication permitted or required by this Agreement shall be in writing and shall be deemed to have been given (i) immediately when personally delivered to the recipient (provided a written acknowledgment of receipt is obtained), (ii) five (5) days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by a nationally recognized overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), to the party concerned at the address indicated below (or such other address as the recipient shall have specified by ten (10) days’ advance written notice given in accordance with this Section 9).

If to the	Shaun Lynn, President
Company or	BGC Partners
BGC:	One Churchill Place
London E14 5RD
Tel: +44 (0) 20 7894 7494
Fax: +44 (0) 20 7894 7662
Email: slynn@bgcpartners.com

If to Executive:	at the address on file with the Company.

Any notice to the Company or BGC hereunder also shall be sent to:

Stephen M. Merkel, Esq.

Executive Managing Director and Chief Legal Officer

BGC Partners, L.P.

499 Park Avenue

New York, New York 10022

Tel: (212) 829-4829

Fax: (212) 829-4708

Email: smerkel@bgcpartners.com

Any notice to Executive hereunder also shall be sent to:

Jeffrey R. Poss, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Tel: (212) 728-8536

Fax: (212) 728-9536

Email: jposs@willkie.com

15.                            Opportunity for Review.

EXECUTIVE ACKNOWLEDGES THAT HE HAS REVIEWED THIS AGREEMENT CAREFULLY AND HAS HAD AMPLE OPPORTUNITY TO OBTAIN ADVICE AS TO THE MEANING OF THE TERMS, COVENANTS AND AGREEMENTS CONTAINED HEREIN FROM SUCH PROFESSIONAL ADVISORS AS EXECUTIVE HAS DEEMED APPROPRIATE OR NECESSARY.

16.                            Indemnification.

(a)                               Until the closing of the mergers described in Section 5.16 of the Tender Offer Agreement or, if the Election is not made by the expiration of the Election Period, until the expiration of the Election Period:

(i)                                  The Company shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other senior executives.  Subject to limitations imposed by law, the Company’s by-laws and the Company’s directors’ and officers’ liability policy, the Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Executive was or is a party or is threatened to be made a party by reason of the fact that Executive is or was an officer, employee or agent of the Company or any of its Affiliates, or by reason of anything done or not done by Executive in any such capacity or capacities, provided that Executive acted in good faith, in a manner that was not grossly negligent and did not constitute willful misconduct and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Company also shall pay any and all expenses (including attorneys’ fees) incurred by Executive as a result of Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or director.

(ii)                              The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any action, suit or proceedings described in this Section 16(a) in advance of the final disposition of such action, suit or proceeding.  The Company shall promptly pay the amount of such expenses to Executive, but in no event later than ten (10) days following Executive’s delivery to the Company of a written request for an advance pursuant to this Section 16(a), together with a reasonable accounting of such expenses.

(iii)                          Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 16(a) if and to the extent that it shall ultimately be found in the final judicial decision that Executive is not entitled to be indemnified by the Company for such amounts.  In connection with any advancement of expenses, Executive further agrees to execute and deliver the Company’s customary form of undertaking to repay such advances if and to the extent that it shall ultimately be found in the final judicial decision that Executive is not entitled to be indemnified by the Company for such amounts.

(iv)                          The Company shall make the advances contemplated by this Section 16(a) regardless of Executive’s financial ability to make repayment, and regardless of whether indemnification of the indemnitee by the Company will ultimately be required.  Any advances and undertakings to repay pursuant to this Section 16(a) shall be unsecured and interest free.

(b)                              Following the closing of the mergers described in Section 5.16 of the Tender Offer Agreement or, if the Election is not made, following the expiration of the Election Period, indemnification of Executive shall be governed by BGC’s policies.

(c)                               The provisions of this Section 16 shall survive the termination of the Term or expiration of the Term.

(d)                             If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this Section 16, Executive will give the Company prompt written notice thereof; provided, that the failure to give such notice shall not affect Executive’s right to indemnification.

17.                            General.

(a)                               No waiver by the Company or BGC of any breach of this Agreement will be a waiver of any preceding or subsequent breach.  No waiver by the Company or BGC of any right under this Agreement will be construed as a waiver of any other right.  Neither the Company nor BGC will be required to give notice to enforce strict adherence to all terms of this Agreement.

(b)                              The captions and paragraph headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(c)                               This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to their conflicts of law provisions.  Each of the Parties acknowledges that service of process in any proceeding before a court of law arising out of or in connection with this Agreement may be made by delivery of a copy thereof in accordance with the notice provisions of Section 14 of this Agreement.

(d)                             Except for an action described in Section 8 or as required by the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), the Parties hereby agree that all claims, disputes or controversies arising under this Agreement or otherwise concerning in any way Executive’s employment (“Claims”), including, without limitation, Claims for wages or salary, severance or other compensation; Claims for breach of any contract or covenant (express or implied); tort Claims; Claims for any type of discrimination including, without limitation, race, sex, religion, national origin, age, marital status or disability; Claims for benefits (except where any applicable employee benefit or pension plan specifies a different procedure for resolving such Claims) and Claims for violation of any federal, state or other governmental law, statute, regulation, rule or ordinance (but excluding Claims for worker’s compensation or unemployment benefits), shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing (but subject to Section 8 and the rules and regulations promulgated by FINRA), each of the Parties irrevocably and unconditionally (a) submits for himself or itself in any Claim, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York sitting in the Count of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Claim shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such Claim may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Claim in any such court or that such Claim was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Claim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Claim may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 14; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

(e)                               Executive agrees that, during the Term, for (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary in the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, BGC or any of their respective Affiliates, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to Stephen M. Merkel, Esq., Executive Managing Director and Chief Legal Officer, BGC Partners, L.P., in accordance with Section 14 above, and (ii) in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify Stephen M. Merkel, Esq., Executive Managing Director and Chief Legal Officer, BGC Partners, L.P., in accordance with Section 14 above.  Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company, BGC and their attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent the Company pays all reasonable travel expenses Executive incurs in connection with such cooperation.  To the extent the Company requests Executive’s cooperation after the termination of his employment, the Company shall, to the extent possible, reasonably consider Executive’s material pre-exiting scheduling commitments in connection with such request.

(f)                                This Agreement may be assigned, in whole or in part, by the Company or BGC without Executive’s consent to any of their respective Affiliates, including any survivor entity or other successor in interest, but no such assignment shall relieve the Company of its full responsibilities hereunder, or to a successor in interest to the assets and business of the Company.  Executive may not assign his rights or obligations under this Agreement without the written consent of the Company and BGC.

This Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(g)                              Except as specifically provided in Section 8 above and in this Section 17(g), nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity, other than the Parties, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Parties acknowledge and agree that each of the Company’s and BGC’s Affiliates, any successor in interest to the Company, BGC or any of their Affiliates by merger, consolidation, reorganization, or otherwise, and each of their respective successors and permitted assigns are intended third party beneficiaries of this Agreement entitled to enforce the terms and conditions of this Agreement and entitled to all legal and equitable remedies in the event Executive breaches or threatens to breach, or otherwise violates, any of the Covenants or other provisions of this Agreement. For avoidance of doubt, for purposes of this Section 17(g), successors and permitted assigns shall be limited to those successors and permitted assigns provided for in Section 17(f) of this Agreement.

(h)                              This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(i)                                  This Agreement constitutes the sole and entire agreement and understanding between the Parties as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter, including without limitation the Prior Agreement (but excluding, for the avoidance of doubt, the DE Bonus Award Agreement) and the agreement containing certain obligations, conditions and covenants set forth in Annex B to the Tender Offer Agreement to be entered into by Executive in connection with the Back-End Mergers pursuant to Section 5.16 of the Tender Offer Agreement).

(j)                                  If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(k)                              The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 12, 14, 15 and 16 of this Agreement will survive the termination of Executive’s employment in accordance with their terms.

18.                            Section 409A Compliance

(a)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b)         Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)       With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)       To the extent that any benefit to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(c)         All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                                Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim, or recoupment by any other payment pursuant to this Agreement or otherwise unless otherwise permitted by Code Section 409A or pursuant to any written agreement providing for the forfeiture of compensation upon the occurrence of certain events.

(g)                              To the extent Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Code Section 409A as a result of any provision of this Agreement, the Company and BGC agree to reasonably cooperate with Executive to execute any amendment to the provisions hereof reasonably necessary to implement this Section 18(g) but only (i) to the minimum extent necessary to avoid application of such tax and (ii) to the extent that the Company and BGC would not (in the opinion of the Company and BGC), as a result, suffer any adverse consequences.

[Signature Page Follows]

IN WITNESS THEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

GFI Group Inc.

By:

Name:

Title:

BGC Partners, L.P.

By:

Name:

Title:

Executive

Colin Heffron

[Signature page to Employment Agreement, dated as of April 30, 2015, between GFI Group Inc., BGC Partners, L.P. and Colin Heffron]

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this __th day of ___________, 20__, by and between [Name] (the “Company”), and [Name] (“Executive”).

PRELIMINARY RECITALS

A.                                Executive’s employment with the Company has terminated.

B.                                 [Executive and the Company are parties to an Employment Agreement, dated as of ____________________ (the “Agreement”)].

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                    Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, BGC Partners, L.P., BGC Partners, Inc., and each of their affiliates, subsidiaries, parents, joint ventures, and each of their officers, directors, shareholders, members, partners, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. § 1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment, and Executive acknowledges that he was paid in full for all work performed and has received all entitlements due from the Company relating to his employment with the Company, including, without limitation, all wages, benefits, and bonus awards.

Without limiting the generality of the foregoing, Executive is not releasing any claims relating to (i) payments and other rights to be provided to Executive pursuant to Section 10 of the Agreement during the period following the termination of his employment, (ii) Executive’s right, if any, to claim government provided unemployment or workers’ compensation benefits, (iii) Executive’s rights or claims that might arise after signing this Release, (iv) Executive’s rights, if any, under the Consolidated Omnibus Budget Reconciliation Act, (v) Executive’s rights, if any, under the applicable plan documents to any accrued and vested benefits, savings, insurance, equity or pension plan of the Company Parties, (vi) Executive’s rights, if any, as a stockholder of the Company Parties, (vii) Executive’s right, if any, to indemnification pursuant to Section 16 of the Agreement, or (viii) any claim that may not be released by private agreement without judicial or governmental supervision or otherwise.

2.                                    Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.                                    Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.                                    The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

5.                                    Executive certifies and acknowledges as follows:

(a)                               That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b)                              That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c)                               That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

(d)                             That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under Section 10 of the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his employment;

(e)                               That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof;

(f)                                That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim; and

(g)                              That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

6.                                    For the avoidance of doubt, Executive expressly acknowledges that, notwithstanding Sections 1, 2, 3, and 5 hereof, nothing in this Release is intended to or shall prohibit or restrict Executive from filing a charge with a government agency (such as the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or the U.S. Securities and Exchange Commission) or testifying, assisting, or otherwise participating in an investigation with any such government agency in connection with Executive’s employment or separation from employment with the Company; provided that, to the fullest extent permitted by law, Executive waives any right to recover or receive any monetary damages or other relief, including, but not limited to, back pay, front pay, and attorneys’ fees; and further provided that, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any confidential information, Executive will give prompt written notice (to the extent permitted by law) to the undersigned (or his or her successor or designee) so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

7.                                    Miscellaneous

(a)      This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)      The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)      The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)      This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)      The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)      No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)      ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

* * * * *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

Name

Witness: